Exhibit 10.4

LICENSE OF USE RELATING TO THE OUTDOOR AREA

EQUIPPED WITH SPORTS FACILITIES - LINATE FOOTBALL FIELD

LOCATED IN VIA PASCOLI IN PESCHIERA BORROMEO

2018/2024

The MUNICIPALITY OF PESCHIERA BORROMEO, hereinafter referred to as the Licensor, entrusts the BRERA Football Club Association, with headquarters in Milan, Via Daverio 7, tax code 09572130962, in the natural person of its President, Mr Alessandro Aleotti, domiciled in Milan, Via Mecenate 76, tax code LTTLSN63T18C573Y, hereinafter referred to as the Licensee, the management of the area described in the following clauses.

In its management activity, the Licensee must strictly comply with the provisions of this License of use, bearing in mind that its management activity must favor the attendance and access by the citizens interested in the relevant sporting activity.

Part I – SERVICES COVERED BY THIS LICENSE

ART. 1- SUBJECT OF THE LICENSE

The subject of this License is the authorization to use the outdoor area – as is – equipped with sports facilities, which are part of the Sports Center, located in Peschiera Borromeo - Via Pascoli - owned by the Municipality.

ART. 2 - PURPOSE OF THE LICENSE

The main interest and objective of the Municipality is to redevelop the aforementioned outdoor area, currently underused, and consequently offer the city of Peschiera Borromeo a venue for sports promotion and aggregation in an important neighborhood on the outskirts of the city.

ART. 3 - BEGINNING OF THE LICENSE

1. The license begins with the delivery of the outdoor area, accompanied by the relevant minute, signed by the Municipality and the Licensee and will last for 6 seasons, with the possibility of renewal, under the same conditions, for another 6 seasons.

ART. 4 - CHARACTERISTICS OF THE AREA

Linate sports field, Via Giovanni Pascoli, 10 - Sheet 21, Lot 290 - Total area: 11,110 sqm, of which:

- Covered surface: 391 sqm

- Surface with canopies: 40 sqm

- Green areas: 10,679 sqm

See attached the tables and technical report on the state of the areas.

[illegible signature]

ART. 5- LICENSEE’S SERVICES

The Licensee must:

1. Design and implement the necessary interventions to restore and put the Sports Center back into operation, in compliance with the provisions of the report produced by the Urban Management Sector (attached to these specifications). Any works, at the time of their implementation, will automatically become the exclusive property of the Municipality, without the latter having to pay the Licensee any compensation or consideration.

1.a) The works may be carried out at different times, with the requirement that the systems must necessarily be compliant with the regulations in force before the start of the activities, and must be carried out within a maximum period of two years from the award of the tender. The project must be drawn up in compliance with the town planning-building regulations in force and be preliminarily approved by the Municipality;

1.b) The interventions must be carried out by qualified companies, in accordance with the provisions of the regulations on public works. The Municipality reserves the right to have its offices supervise the progress of such works, in order to ascertain the correspondence of the works carried out with those referred to in the technical project presented in the tender;

1.c) Test the works carried out at their own expense. The inspector will be designated by the Municipality and appointed by the Licensee;

1.d) At the end of the works, submit, in addition to all the technical documentation certifying the regular execution of the approved and authorized works, the invoices relating to the costs incurred;

2. Carry out maintenance operations in order to constantly ensure usability, maintenance in a state of perfect efficiency, as well as the suitability for use, also from a hygienic-sanitary point of view, of the facility, its appurtenances and systems;

3. Obtain all the authorizations and licenses necessary for carrying out the planned activities;

4. Starting from the third year of activity and until the end of the license, take responsibility for the transfer of existing meters and the related payment of all the bills necessary for the management of the facility and the taxes / fees required by current legislation;

5. Carry out activities aimed at the optimal management of sports facilities (i.e. opening and closing, running all technological systems, etc.), enhancing their use, as well as keeping them in good condition through routine maintenance;

6. Return the property, at the end of the license, in conditions such as to be functionally adequate for its intended use;

8. Be responsible for all expenses, taxes, and fees relating to the stipulation of the agreement and subsequent thereto.

With regard to the activities covered by the license and the maintenance interventions to be carried out for the restoration and restart of the facility, the Municipality recognizes a total contribution of EUR 70,000.00, to be paid in installments during the first year of license. The transfer of this amount will take place after detailed reporting of the works carried out and the expenses incurred.

The parties reserve the right to review the executive and economic terms of the license at the end of the third year of the license, based on an economic and financial plan, drawn up at the end of the effective management period, if the conditions justifying such review are met.

ART. 6 - INTENDED USE OF THE AREA.

The area must be used exclusively for sports, in particular football, for carrying out sporting events, recreational activities, conferences and social initiatives. It is therefore forbidden, under penalty of termination of the license, any different use of the facility not authorized by the Municipality.

ART. 7 - PROMOTIONAL, COMMERCIAL, AND SPONSORSHIP ACTIVITIES

A) The Licensee may use the area in question for the exercise of signage activity, subject to consent and according to a detailed project approved by the Municipality of Peschiera Borromeo, without prejudice to the obligation to acquire the necessary authorization and to pay the relevant tax.

All charges and all income deriving from this activity are charged to / in favor of the Licensee.

B) the Licensee may carry out commercial activities within the area in question, in compliance with the laws and regulations in force.

ART. 8 — CONTACT PERSON

The Licensee must indicate, at least 10 days before the start of the service, the name and telephone numbers (landline and mobile) of one or more contact person(s) who must always be available for the Municipality, at least from 09:00 AM to 8:00 PM, every day, for the entire contractual period.

The contact person(s) must be authorized, from the beginning of the service, to accept any request / warning from the Municipality and to put in place all measures suitable for the rapid and effective solution of what has been reported.

ART. 9 - RETURN OF THE AREA

1. Within the 30 (thirty) days following the natural expiry of the license, or within the 30 (thirty) days following the notification of revocation or forfeiture pursuant to any title referred to in art. 14 – 15, part 2, of these Specifications, the Licensee is obliged to return the Municipality the outdoor area in question, including additions and improvements, in a perfect state of maintenance and conservation, free from people or things, together with the related updated technical documentation, with the express exclusion, for any reason, of any form of compensation or consideration to be paid by the Municipality. This also applies to any investments made by the Licensee and not fully amortized.

2. In the event of non-compliance, the Municipality will proceed with the evacuation ex-officio at the expense of the Licensee, claiming the deposit paid and without prejudice to any other action that could be attributed to it.

3. Upon return of the external area in question, a delivery report will be drawn up, in joint consultation between the Parties, certifying the consistency and maintenance state of the facility. Any damage ascertained will entail for the Licensee, in addition to the payment of the costs necessary to restore the correct state of maintenance and efficiency, the obligation of compensation.

4. In order to ensure the continuity of the use of the outdoor area in question, the Municipality reserves the right to request the Licensee, by means of a written communication to be sent with at least 3 (three) months’ notice, to continue the management of the same for six months following the natural expiry of the license, in order to proceed with the completion of the tender procedures.

[illegible signature]

Part Il

CONTRACTUAL TERMS

ART. 1- CONDITIONS AND METHODS OF EXECUTION

The conditions and methods of execution of the license, as well as the implementation of the work and extraordinary and ordinary maintenance schedule, are those indicated in these specifications, in the invitation letter and in the offer submitted during the tender.

ART. 2- LICENSE FEE

The basic total annual fee to be paid to the Municipality is EUR 500.00 plus VAT.

ART. 3- REVIEW OF THE FEE

The annual fee will be adjusted, starting from the second year, to the extent of 100% of the variation, ascertained by ISTAT, in the consumer price index for blue-collar and white-collar families (FOI).

ART. 4- PAYMENTS OF THE FEE

The fee must be paid in one annual installment.

All data regarding the payment details will be communicated to the Licensee by the Municipality. In the event of Temporary Business Association, the payment will be made by the group leader.

All documents will be drawn up in Italian. In the event of delayed payment, the interest rate is determined in accordance with the provisions of art. 1284 of the Italian Civil Code.

ART. 5 - DURATION OF THE LICENSE

The license will have a duration of 6 years and can be repeated for a further 6 years (meaning sports / football seasons, September-July). This duration must be taken into account in the preparation of the redevelopment project, taking into account the technical-economic sustainability of the project itself.

ART. 6- FINAL DEPOSIT

Upon signing the agreement, the Licensee will be required to provide a final deposit of EUR 7,000.00 equal to 10% of the value of the contribution.

The deposit in question is intended to guarantee the fulfillment of all the obligations assumed and the compensation for damages deriving from any non-fulfillment, without prejudice, however, to compensation for greater damage. The deposit also covers penalties, if they are high.

The guarantee must be payable on first demand, without the guarantor being able to raise any objection and with the obligation to pay the requested sum, within the limit of the guaranteed amount, within a maximum term of 15 consecutive days from the request. To this end, the document itself must expressly provide for the waiver of the benefit of the prior enforcement of the principal debtor, the waiver of the exception referred to in Article 1957, paragraph 2, of the Italian Civil Code and its enforceability within the 15 days indicated above.

If this deadline unsuccessfully passes by, interest equal to “three-month Euribor rate (act/365) calculated as the average of the quotes of the previous month” plus 2 (two) points.

The bank guarantees / policies must be issued in favor of the Municipality of Peschiera Borromeo (Comune di Peschiera Borromeo) and in the name of the applicant; in addition, the signature, identity, powers and qualification of the person(s) / signatory(s) of the guarantee must be submitted together with notarial authentication and payment of stamp duty.

If the policy is issued by financial intermediaries registered in the special list pursuant to art. 107 of Decree Law no. 385/93, which exclusively or mainly carry out the issue of guarantees, a copy of the authorization of the Ministry of Economy and Finance must be attached. The guarantee must have temporal validity at least equal to the duration of the agreement and must, in any case, be effective until a specific release communication (also consisting of the simple return of the guarantee document) is made by the beneficiary Administration, attesting the absence or the presence of any possible objection and controversy arising in connection with the execution of the agreement.

The guarantee must be immediately reinstated by the Licensee if, during the execution of the agreement, it has been partially or totally enforced following delays or other severe breaches / penalties.

The release procedures will be defined by the Municipality which is responsible for managing the agreement.

ART. 7- GENERAL CONDITIONS OF THE AGREEMENT

The signing of the agreement and its annexes by the Licensee is equivalent to a declaration of perfect knowledge of laws, regulations and all current legislation on license of public goods.

By signing the agreement, the Licensee expressly accepts, in writing, pursuant to articles 1341, paragraph 2, and 1342 of the Italian Civil Code, all the clauses provided for in these Specifications, as well as the clauses contained in the provisions of law and regulations mentioned in this deed.

In particular, the Licensee expressly accepts, in writing, pursuant to art. 1341, paragraph 2, the clauses of the special specifications contained in the articles relating to: “fee review”, “fee payment”, “withdrawal”.

The contractual clauses and the provisions set forth by these Specifications must be interpreted taking into account the purposes pursued with the agreement; in any case, articles from 1362 to 1369 of the Italian Civil Code apply.

ART. 8- SUB-LICENSING

The Licensee has the right to entrust to third parties, in possession of the legal requirements, segments of the activity necessary, related, functional or relevant to the use of the facility itself, subject to the prior authorization by the Municipality.

ART. 9 - LIABILITY

The Licensee will be responsible for any liability connected with and dependent on the use of the facility under license, as well as for the performance of all the activities carried out there.

The Municipality must be indemnified and held harmless from any liability towards third parties, for damage to persons and / or things that should occur.

ART. 10 - STAFF

The personnel assigned to the activities carried out in the sports area must be qualified and equipped with suitable professionalism.

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Contractual Framework.

Regardless of the legal form of the employment relationship to be established with the personnel who will be employed for the activities in the outdoor area in question, the Licensee undertakes to remunerate its personnel with a salary no less than that established by the current industry regulations (National Bargaining Agreement for the relevant category and / or other regulations governing employment relationships) and to cover all the consequent charges, including those relating to social security, insurance, and similar regulations, opening tax accounts at the offices of the territorially competent bodies.

Staff Duties.

The staff is required to behave with the utmost correctness, to act on every occasion with the professional diligence of the case and to be equipped and exhibit a special identification card accompanied by a photograph, containing the personal details of the worker and the indication of the employer.

Safety.

The Licensee must provide adequate training for the staff, as well as any substitutes, in matters of safety and hygiene in the workplace. The Licensee is required to insure the personnel against injuries and undertakes to scrupulously comply with the accident prevention regulations and to equip them with everything necessary for the prevention of accidents, in compliance with the applicable laws in force (Decree Law no. 81 of 9 April 2008).

Failure to comply with the labor and safety laws referred to in this article will result in the termination of the agreement.

ART. 11 - INSURANCE

The Licensee is obliged to take out a specific civil liability insurance policy, including third party liability, with exclusive reference to the license in question, with a maximum limit per claim of no less than EUR € 2,000,000.00 = (Two million / 00), with an unlimited number of claims and validity not less than the duration of the license.

As an alternative to the stipulation of the aforementioned policy, the Licensee will be able to demonstrate the existence of a civil liability policy, already activated, with the same characteristics indicated for the specific one. In this case, an appendix must be produced to the same, in which it is made clear that the policy in question also covers the services carried out on behalf of the Municipality, specifying that there are no limits to the number of claims and that the ceiling per claim is not less than EUR € 2,000,000.00 = (two million / 00).

Furthermore, the Licensee must also take out an insurance policy for all events relating to construction risks, as well as for further events such as third party actions, force majeure, natural events, design and calculation mistakes etc., as well as an insurance policy to compensate the beneficiary against any delays in the completion of the works with respect to the date established for the start of the management of the facility, including any tests for an average-minimum period of not less than 12 months.

The policy, specific or as an appendix to the existing policy, must be delivered as certified copy, as per legal requirements, to the Sport and Leisure Service, within 10 days of receipt of the award notification, together with the receipt of payment of the premium. The latter must be submitted with the periodicity provided for by the policy itself, in order to verify its continued validity during the duration of the license.

ART. 12 - SURVEILLANCE AND CONTROLS

The Municipality has the right to verify at any time, during the duration of the license, the regular and exact fulfillment of the services, and for this purpose, it:

1. May use the methods of verification and control deemed most appropriate with respect to the specific nature of the activities carried out;

2. May carry out visits and inspections in all the premises and equipment of the facility at any time and under any circumstances;

3. Will be able to verify the professional suitability of the staff and supervise both contractual and fiscal aspects.

Before the possible application of any sanction, the non-fulfillment and irregularities highlighted must be reported to the Licensee, who will have the right to formulate his / her observations / deductions.

The Municipality reserves the right to request, during the execution of the redevelopment / retrofitting of the outdoor area in question, any useful information deemed necessary and appropriate for the control of the following phases:

- Design;

- Choice of executing companies;

- Progress of the works / interventions;

- Necessary tests, including those of the Facilities.

It also reserves the right to revoke the license if irregularities are detected in the phases indicated above, as well as to impose the penalties provided for in the following article 13.

ART. 13 - PENALTY

Failure to comply with the provisions set forth by these specifications leads, in case of non-compliance within the deadline indicated in the notice to comply, the application of the following penalties in addition to any legal sanctions.

The penalty can be reiterated until the actual adjustment or resolution decision.

PENALTY SUBJECT - AMOUNT - PENALTY

1 Delay of more than 90 days in the payment of the installment due: € 100.00

2 Negligence, delays, omissions in the payment of bills to the relative providers and / or failure to carry out maintenance interventions that cause even short interruptions in the activity of the facility, from the day of ascertainment of the breach and up to restoration of its regular activity: € 200.00 for each stop day

4 Lack of ordinary and extraordinary maintenance: € 1,000.00

5 Any other breach of contractual obligations not provided for in the previous points: € 500.00.

In the event that the penalties applied are not paid by the Licensee, they will be deducted from the final deposit which must be immediately reintegrated. The application of the penalties must be preceded by a regular notification of the non-compliance, towards which the Licensee will have the right to present its counter-arguments within and no later than eight days from the notification of the complaint sent by the Municipality.

In case of non-submission or motivated rejection of the counter-arguments, the Municipality will proceed with the application of the aforementioned penalties. The right of the Municipality to compensation for any further damage is reserved.

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ART. 14 – TERMINATION DUE TO PUBLIC INTEREST

For reasons of public interest or in the event of a change in the factual situation or a new assessment of the original public interest, the license may be revoked with a specific administrative measure by the Municipality.

ART. 15 - RESOLUTION

The Municipality reserves the right to proceed with the termination of the license subject to a warning to comply pursuant to art. 1453 and 1454 of the Italian Civil Code in the event of a serious breach.

The license can be terminated in the following cases:

1. Failure to comply with labor and safety regulations;

2. Detection, after the third inspection, that the activities have not been carried out;

3. Failure to comply with the obligations regarding personal data (pursuant to art. 20);

4. Inspection confirming that the facility is used for a use other than that expressly provided for, in the absence of authorization by the Municipality;

5. Inspection confirming that the facility is used for illegal activities ascertained by the judiciary or by the competent authorities;

6. Start of business with a delay of more than 90 calendar days for reasons attributable to the Licensee;

7. More than 6 annual penalties are raised.

In any case, the right of the Municipality to request compensation for damages suffered is reserved.

ART. 16 - WITHDRAWAL

a) MUNICIPALITY

The Municipality reserves the right to withdraw from the license, pursuant to Article 1373 of the Italian Civil Code, at any time and until the end of the license.

This right can be exercised in writing by sending a specific communication by registered letter with return receipt. The withdrawal will take effect 20 days after receipt of said communication.

In this case, the Municipality will be required to recognize the Licensee the value of the works carried out up to that moment, or, in the event that the withdrawal occurs after the completion of the works, the portion of investments made yet to be amortized based on the remaining duration of the agreement.

b) LICENSEE

The Licensee may withdraw from the license, giving notice of it with at least a 6-month notice, by registered letter with return receipt. In the event of unilateral withdrawal by the Licensee, the latter must deliver to the Municipality the spaces and facilities covered by the license in the ordinary state of maintenance and functionality, in accordance with current legislation, with the exclusion of any form of compensation, reimbursement or consideration to be paid by the Municipality. The annual license fee must in any case be paid in proportion to the monthly payments of actual use and up to the day on which the end of the use of the sports area will take place.

ART. 17 – JURISDICTION

For all disputes that may arise on the validity, effectiveness, interpretation, execution, and dissolution of the agreement, the Court of Milan will be exclusively competent.

ART. 18 - REFERENCE TO THE RULES OF LAW IN FORCE.

For all matters not contemplated in these specifications, reference is made to the Laws and Regulations in force.

ART. 19 CONCLUSION OF THE AGREEMENT - EXPENSES, AND TAXES

The agreement is immediately effective, without prejudice to any express termination clauses, included therein.

All expenses, duties and taxes relating to the agreement are the responsibility of the Licensee. As for the VAT, express reference is made to the provisions of the law on the matter.

ART. 20 - PROCESSING OF PERSONAL DATA

The Licensee is required to observe, as provided for in these Special Specifications, the Decree Law no. 196/2003, “Code regarding the protection of personal data” (hereinafter, Code), and all other related provisions also issued by the Privacy Guarantor Authority.

Pursuant to art. 29 of the “Code”, the Municipality of Peschiera Borromeo (hereinafter, the Owner) designates the Licensee as Holder for the processing of personal data (from now on, Holder).

The Holder processes only the data necessary for the performance of the activities carried out and undertakes to comply with the obligations deriving from this function. The Holder keeps the data and information confidential, including those that pass through the data processing equipment, which comes into his / her possession and of which he / she in any case becomes aware, and also undertakes not to disclose it in any way and in any form and not to use it for any purposes other than those strictly necessary.

The Holder provides the Data Controller with the information and documents requested, any safety certifications, as well as reports on the state of implementation of the legislation and on the organizational model adopted. In this context, the Data Controller reserves the right to request the DPS (Programmatic safety document) of the Holder or replacement documentation in accordance with the law to be viewed.

The Data Controller may request additional measures with respect to those adopted by the Holder without this entailing additional charges for the Data Controller. The Holder identifies and designates his /her own system administrators and “persons in charge” of the processing, suitably trained in relation to the risks affecting the data and provides them, in writing, with the relative instructions, with particular reference to the methods and operations that can be carried out.

The Holder provides the Data Controller - if requested by him / her – with the protection of the rights before the Guarantor in the event of a dispute regarding the activity carried out.

At the end of the activities related to his / her function and of the contractually provided services, the Data Controller delivers all the information collected in any way (paper and / or electronic means) and any removable computer media used.

For The Sports Association	For the Municipality
The President	Social and Education Services Sector Manager
Alessandro Aleotti	Sabina Perini
/s/ Alessandro Aleotti	/s/ Sabina Perini